SUBSIDIARIES OF THE REGISTRANT


Name of Subsidiary*                            State of Organization
------------------                             ---------------------

Wellsford Greenbrook Corp.                        New Jersey

Wellsford Wayne Corp.                             New Jersey

Wellsford Chatham Corp.                           New Jersey

North American Medical Research Corp.             New Jersey

Wellsford Park Highlands Corp.                    Colorado

Park at Highlands LLC                             Colorado

Red Canyon at Palomino Park LLC                   Colorado

Wellsford Ventures, Inc.                          Maryland









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*  Each subsidiary does business under the name indicated below.